Exhibit 2.2
FIRST AMENDMENT TO MERGER AGREEMENT

This FIRST AMENDMENT TO MERGER AGREEMENT (this “Amendment”), dated as of April 19, 2022, is entered into by and among Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (“Parent”), WHLR Merger Sub Inc., a Maryland corporation and a wholly owned subsidiary of Parent (“Merger Sub”), WHLR OP Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Merger Sub (“OP Merger Sub”, and together with Parent and Merger Sub, the “Parent Parties”), Cedar Realty Trust, Inc., a Maryland corporation (the “Company”), and Cedar Realty Trust Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”, and together with the Company, the “Company Parties”). Each entity listed above is referred to as a “Party” and collectively the “Parties”.

RECITALS
A. The Parties entered into that certain Agreement and Plan of Merger, dated as of March 2, 2022 (the “Merger Agreement”), pursuant to which the Parent Parties intend to acquire the Company Parties by means of the mergers described therein.
B. All initially capitalized terms used in this Amendment not expressly defined in this Amendment shall have the meanings ascribed to them in the Merger Agreement.

C. The Parties wish to amend certain provisions of the Merger Agreement as set forth herein.

For and in consideration of the promises contained herein and other good and sufficient consideration, the receipt and adequacy of which are hereby acknowledged, the Parties acknowledge and agree as follows with respect to the Merger Agreement:

1.Amendment. Section 2.4(a) of the Merger Agreement is hereby deleted and replaced with the following:

“(a) From and after the Effective Time, the charter of the Company, as in effect immediately prior to the     Effective Time, shall be the charter of the Surviving Company until thereafter amended as provided therein or by applicable Law. The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended as provided therein or by applicable Law.”

2.    Merger Agreement Still in Force. Notwithstanding any other provision of this Amendment, or any claim of any Party or any other Person or entity to the contrary, all of the terms and conditions of the Merger Agreement not specifically modified by Section 1 above of this Amendment are in full force and effect; provided, that all references to “this Agreement” in the Merger Agreement (including all exhibits and schedules attached thereto) shall be deemed to refer to the Merger Agreement as amended hereby. Except as specifically amended hereby, the Merger Agreement shall remain unchanged and shall continue in full force and effect in accordance with the provisions thereof, all of which are ratified and affirmed in all respects. In the case of any conflict between the Merger Agreement and this Amendment, this Amendment shall control.

3.    Advice from Independent Counsel/Voluntary Agreement. Each of the Parties represents that it has retained or had the opportunity to retain legal counsel of its choice regarding this Amendment, it is fully aware of and understands the effect of and the terms and conditions contained herein, and it has voluntarily and without coercion or duress of any kind entered into this Amendment.

4.    Miscellaneous. Each Party represents and warrants that it has the full authority and legal power to enter into and deliver this Amendment. This Amendment may only be amended in writing signed by the Parties. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. Copies of originals, including copies delivered by facsimile, .pdf or other electronic means, shall have the same import and effect as original counterparts and shall be valid, enforceable and binding for the purposes of this Amendment. Signatures executed electronically using DocuSign or similar signature software shall be regarded as original signatures for all purposes hereunder. The headings in this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. Should any provisions of this Amendment require judicial interpretation, it is expressly acknowledged and agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Party hereto by reason of the rule of construction that a document is to be construed more strictly against the Party who itself or through its counsel or agent prepared the same, it being expressly acknowledged and agreed that both Parties hereto have participated in the preparation of this Amendment.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties have each executed this Amendment as of the date appearing on the first page of this Amendment.
Cedar Realty Trust, Inc.

By: /s/ Bruce J. Schanzer
Name: Bruce J. Schanzer
Title: President and Chief Executive Officer

Cedar Realty Trust Partnership, L.P.

By: /s/ Bruce J. Schanzer
Name: Bruce J. Schanzer
Title: President and Chief Executive Officer

Wheeler Real Estate Investment Trust, Inc.

By: /s/ M. Andrew Franklin
Name: M. Andrew Franklin
Title: Chief Executive Officer

WHLR Merger Sub Inc.

By: /s/ M. Andrew Franklin
Name: M. Andrew Franklin
Title: President

WHLR OP Merger Sub LLC

By: WHLR Merger Sub Inc., its sole member
By: /s/ M. Andrew Franklin
Name: M. Andrew Franklin
Title: President
[Signature Page to First Amendment to Merger Agreement]